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                                                            OMB APPROVAL
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--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires: December 31, 2001
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                                                    hours per response.... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
 Tyler Technologies, Inc.                     (Month/Day/Year)              H.T.E., Inc. (HTEI)                 (Month/Day/Year)
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     (Last)     (First)     (Middle)                8/17/99              5. Relationship of Reporting        -----------------------
2800 West Mockingbird Lane                 ----------------------------     Person(s) to Issuer              7. Individual or Joint/
----------------------------------------   3. I.R.S. Identification         (Check all applicable)              Group Filing (Check
             (Street)                         Number of Reporting              Director    X  10% Owner         Applicable Line)
                                              Person, if an entity       -----           -----                   X  Form filed by
      Dallas       Texas       75235          (voluntary)                      Officer        Other (specify    --- One Reporting
--------------------------------------                                   -----           -----      below)          Person
      (City)      (State)      (Zip)       ----------------------------  (give title below)                         Form filed by
                                                                                                                --- More than One
                                                                         ------------------------------             Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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 Common Stock, $0.01 par value                4,650,000                            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (3-99)

                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
                                                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                        A CURRENTLY VALID OMB CONTROL NUMBER.


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Put and Call Option                                  Common Stock,
(Right/Obligation to Buy)        8/20/99   3/31/00   $0.01 par value     968,952    (1)               D
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Explanation of Responses:

(1) For every two shares of HTE., Inc. common stock, the sellers will receive one share of Tyler Technologies, Inc. common stock,
$0.01 par value per share ("Tyler Common Stock"). The aggregate purchase price for the Option is 484,476 shares of Tyler Common
Stock.

                                                                                     /s/ John Yeaman                   8/26/99
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             John Yeaman
                                                                                     **Signature of Reporting Person        Date
Note. File three copies of this Form, one of which must be manually signed.
      See Instruction 6 for procedure.
